Exhibit 99.1

NEWS RELEASE

COMERICA REPORTS FIRST QUARTER 2009

NET INCOME OF $9 MILLION

Already Strong Capital Levels Further Enhanced

Average Core Deposits Increased $1 Billion

Management Continues Strong Focus on Expense Controls

EPS Impact of Preferred Stock Dividends to U.S. Treasury (22 Cents)

DALLAS/April 21, 2009 — Comerica Incorporated (NYSE: CMA) today reported first quarter 2009 net income of $9 million, compared to net income of $20 million for the fourth quarter 2008 and $109 million for the first quarter 2008.  After preferred dividends of $33 million in the first quarter 2009 and $17 million in the fourth quarter 2008, the net loss applicable to common stock was $24 million, or $0.16 per diluted share, for the first quarter 2009, compared to net income applicable to common stock of $3 million, or $0.02 per diluted share, for the fourth quarter 2008 and $109 million, or $0.73 per diluted share, for the first quarter 2008.  First quarter 2009 included a $203 million provision for loan losses, compared to $192 million for the fourth quarter 2008 and $159 million for the first quarter 2008.

(dollar amounts in millions, except per share data)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income	$384	$431	$476
Provision for loan losses	203	192	159
Noninterest income	223	174	237
Noninterest expenses	397	411	403
Net income	9	20	109
Preferred stock dividends to U.S. Treasury	33	17	—
Net income (loss) applicable to common stock	(24)	3	109
Diluted earnings (loss) per common share	(0.16)	0.02	0.73
Tier 1 capital ratio	11.08%*	10.66%	7.40%
Tangible common equity ratio	7.27	7.21	7.62
Net interest margin	2.53	2.82	3.22

* March 31, 2009 ratio is estimated.

“We had $5.6 billion in new and renewed commitments in the first quarter, as we continued to focus our lending efforts on new and existing relationship customers, with the appropriate credit standards and return hurdles in place,” said Ralph W. Babb Jr., chairman and chief executive officer.  “To support the challenged housing market, we also funded $2 billion in mortgage-backed government agency securities in the quarter.

“Commercial and industrial loan growth has slowed sharply in all 10 previous post-World War II recessions, with actual loan outstandings falling in eight of those recessions, in inflation-adjusted terms.  Companies have reduced their borrowings out of appropriate caution during this recession, as well.  As a result, we have seen reduced loan demand across our geographic markets.

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COMERICA REPORTS FIRST QUARTER 2009 RESULTS

“The $33 million preferred stock dividends to the U.S. Treasury Department under the Capital Purchase Program weighed on our first quarter results, with an impact of 22 cents per share. We plan to redeem the $2.25 billion in preferred stock at such time as feasible, with careful consideration given to the economic environment.

“Our already strong capital levels were further enhanced in the first quarter, with a preliminary Tier 1 Capital ratio of 11.08 percent at March 31.  The quality of our capital also continues to be solid, as evidenced by a Tier I Common capital ratio of 7.33 percent and a Tangible Common Equity ratio of 7.27 percent.

“We were pleased by the $1 billion increase in average core deposits. We are staying close to our customers throughout this economic cycle, delivering the exceptional service that has been a hallmark of our company for many years.

“Our expense controls included a workforce reduction of five percent in the first quarter, bringing us to a staffing level that is the lowest in more than 10 years, even with our investment in about 100 new banking centers since 2005. Together with other cost-savings actions, as well as our efforts to grow new and existing customer relationships, we believe we are well positioned to weather the economic downturn and for the future.”

First Quarter 2009 Compared to Fourth Quarter 2008

•                  Average earning assets increased $618 million, reflecting a $1.4 billion increase in investment securities, from purchases of mortgage-backed government agency securities in the first quarter 2009 and auction-rate securities repurchased from customers in the fourth quarter 2008, partially offset by a decrease in average loans.

•                  Average loans, excluding Financial Services Division (FSD) loans, were down $1.7 billion from the fourth quarter 2008. National Dealer Services average loans declined $461 million and Middle Market  average loans declined in all markets. The declines reflected reduced demand from customers in a rapidly contracting economic environment.

•                  Average core deposits, excluding the Financial Services Division, increased $1.0 billion in the first quarter 2009, reflecting an $840 million increase in noninterest-bearing deposits.

•                  The net interest margin of 2.53 percent decreased 29 basis points, from 2.82 percent in the fourth quarter 2008, primarily reflecting the limited opportunity to reduce deposit rates and the decreased contribution of noninterest-bearing funds in a significantly lower rate environment, partially offset by increasing loan spreads.

•                  Net credit-related charge-offs were $157 million, or 1.26 percent of average total loans, for the first quarter 2009, compared to $133 million, or 1.04 percent of average total loans, for the fourth quarter 2008.  The provision for loan losses was $203 million for the first quarter 2009, compared to $192 million for the fourth quarter 2008, and the period-end allowance to total loans ratio increased to 1.68 percent from 1.52 percent at December 31, 2008.

•                  Noninterest income increased $49 million, and included a $24 million pre-tax gain on the termination of certain structured lease transactions, $13 million of net securities gains (including gains of $5 million from redemptions of auction-rate securities) and $5 million in deferred compensation asset losses, a decrease in losses of $13 million when compared to the fourth quarter 2008 (offset by an increase in deferred compensation plan costs in noninterest expenses).

•                  Noninterest expenses decreased $14 million from the fourth quarter, primarily due to a $16 million decrease in salaries expense and targeted decreases across discretionary categories of noninterest expenses, partially offset by  increases in pension expense ($11 million) and FDIC insurance expense ($8 million). Total severance-related expenses were $6 million in the first quarter, down from $29 million in the fourth quarter of 2008.  Annualized first quarter noninterest expenses were nearly 10 percent lower than noninterest expenses for the full-year 2008.

•                  The estimated Tier 1 common and Tier 1 capital ratios were 7.33 percent and 11.08 percent, respectively.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income	$384	$431	$476

Net interest margin	2.53%	2.82%	3.22%

Selected average balances:
Total earning assets	$61,752	$61,134	$59,518
Total investment securities	10,126	8,734	7,222
Total loans	49,556	51,338	51,852
Total loans, excluding FSD loans (primarily low-rate)	49,344	51,015	51,050

Total core deposits*, excluding FSD	31,946	30,944	32,620
Total noninterest-bearing deposits	11,364	10,575	10,622
Total noninterest-bearing deposits, excluding FSD	10,095	9,255	8,728

*Core deposits exclude other time deposits and foreign office time deposits.

•                 The $47 million decrease in net interest income in the first quarter 2009, when compared to fourth quarter 2008, resulted primarily from a reduction in the net interest margin, a decline in loans and the impact of two less days ($9 million).

•                 First quarter 2009 average core deposits, excluding the Financial Services Division, increased $1.0 billion compared to fourth quarter 2008, reflecting an $840 million increase in noninterest-bearing deposits. The increase in noninterest-bearing deposits occurred across all business segments from both commercial and consumer customers.

•                 The net interest margin of 2.53 percent declined 29 basis points, compared to fourth quarter 2008, primarily reflecting the limited opportunity to reduce deposit rates at the same pace as the decline in loan yields and the decreased contribution of noninterest-bearing funds in a significantly lower rate environment, partially offset by increasing loan spreads. Variable rate loan yields generally move with the average target federal funds and one-month LIBOR rates, which declined 82 basis points and 171 basis points, respectively, from the fourth quarter 2008. In addition, the net interest margin was reduced by approximately seven basis points from $1.8 billion of average balances deposited with the Federal Reserve Bank in the first quarter 2009, compared to a reduction of approximately two basis points from $778 million of average balances in the fourth quarter 2008.

•                 Total average Financial Services Division deposits decreased $268 million from the fourth quarter 2008. This division serves title and escrow companies that facilitate residential mortgage transactions and benefits from customer deposits related to mortgage escrow balances. Deposits continued to decline primarily due to reduced home prices.

Noninterest Income

Noninterest income was $223 million for the first quarter 2009, compared to $174 million for the fourth quarter 2008 and $237 million for the first quarter 2008. Noninterest income in the first quarter 2009, compared to the fourth quarter 2008, included a $24 million pre-tax gain on the termination of certain structured lease transactions (included in “other noninterest income”) and $13 million of net securities gains, which included gains of $8 million from sales of mortgage-backed securities and $5 million from redemptions of auction-rate securities. In addition, deferred compensation asset losses were $5 million in the first quarter 2009, a decrease in losses of $13 million when compared to the fourth quarter 2008 (offset by an increase in deferred compensation plan costs in noninterest expenses). Certain categories of noninterest income are highlighted in the following table.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

(in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net securities gains	$13	$4	$22
Other noninterest income
Net income (loss) from principal investing and warrants	(2)	(5)	(4)
Deferred compensation asset returns*	(5)	(18)	(5)

*          Compensation deferred by Comerica officers is invested in stocks and bonds to reflect the investment selections of the officers. Income (loss) earned on these assets is reported in noninterest income and the offsetting increase (decrease) in the liability is reported in salaries expense.

Noninterest Expenses

Noninterest expenses were $397 million for the first quarter 2009, compared to $411 million for the fourth quarter 2008 and $403 million for the first quarter 2008. The $14 million decrease in noninterest expenses in the first quarter 2009, compared to the fourth quarter 2008, reflected a decrease of $16 million in salaries expense and targeted decreases across discretionary categories of noninterest expenses, partially offset by increases of $11 million in pension expense and $8 million in FDIC insurance expense. The decrease in salaries expense was primarily due to decreases of $19 million in severance expense and $6 million in incentives, partially offset by a $13 million increase in deferred compensation plan costs (offset by a decrease in deferred compensation asset losses in noninterest income). Regular salaries expense was also impacted by reductions in full-time equivalent staff of approximately 490 and 160 in the first quarter 2009 and fourth quarter 2008, respectively.  Total severance-related expenses were $6 million in the first quarter, down from $29 million in the fourth quarter of 2008. Certain categories of noninterest expenses are highlighted in the table below.

	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Salaries
Regular salaries	$147	$152	$151
Severance	5	24	2
Incentives	13	19	32
Deferred compensation plan costs	(5)	(18)	(5)
Share-based compensation	11	10	20
Total salaries	171	187	200
Employee benefits
Pension expense	16	5	5
Other benefits	38	43	42
Severance-related benefits	1	5	—
Total employee benefits	55	53	47

Customer services	—	2	6
Litigation and operational losses	2	3	(8)
Provision for credit losses on lending-related commitments	(1)	(2)	4
Other noninterest expenses
FDIC insurance	15	7	2
Other real estate expense	7	5	2

Credit Quality

“We have continued to reserve for loan losses substantially in excess of charge-offs to reflect the continued downturn in the economy,” said Babb.  “Our loan loss reserves are established using a thorough methodology, in which the reserve is built credit by credit at the end of each quarter.  We continually review the components of the reserve, analyze risk rating migration within industries and geographies, and conduct stress testing.  We continue to work hard to stay ahead of the credit issues in this environment.”

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

•                  The allowance to total loans ratio increased to 1.68 percent at March 31, 2009, from 1.52 percent at December 31, 2008 and 1.16 percent at March 31, 2008.

•                  The provision for loan losses and loan quality reflected challenges in the Midwest, Western and Florida markets and the contracting domestic economy.

•                  Net credit-related charge-offs in the Commercial Real Estate business line in the first quarter 2009 were $73 million, of which $47 million were from residential real estate developers in the Western market. Comparable numbers for the fourth quarter 2008 were $59 million in total, of which $37 million were from residential real estate developers in the Western market.

•                  Net loan charge-offs excluding the Commercial Real Estate business line were $84 million in the first quarter 2009, or 76 basis points of average non-Commercial Real Estate loans, compared to $74 million, or 66 basis points, in the fourth quarter 2008.

•                  Nonperforming assets increased to 2.20 percent of total loans and foreclosed property at March 31, 2009. During the first quarter 2009, $241 million of loan relationships greater than $2 million were transferred to nonaccrual status, a decrease of $17 million from the fourth quarter 2008.  Of the transfers of loan relationships greater than $2 million to nonaccrual in the first quarter 2009, $112 million were in the Commercial Real Estate business line and $89 million were in Middle Market, a decrease of $51 million and an increase of $28 million from the fourth quarter 2008, respectively.

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net loan charge-offs	$157	$133	$110
Net lending-related commitment charge-offs	—	—	—
Total net credit-related charge-offs	157	133	110
Net loan charge-offs/Average total loans	1.26%	1.04%	0.85%
Net credit-related charge-offs/Average total loans	1.26	1.04	0.85

Provision for loan losses	$203	$192	$159
Provision for credit losses on lending-related commitments	(1)	(2)	4
Total provision for credit losses	202	190	163

Nonperforming loans	982	917	538
Nonperforming assets (NPAs)	1,073	983	560
NPAs/Total loans and foreclosed property	2.20%	1.94%	1.07%

Loans past due 90 days or more and still accruing	207	125	80

Allowance for loan losses	$816	$770	$605
Allowance for credit losses on lending-related commitments*	37	38	25
Total allowance for credit losses	853	808	630
Allowance for loan losses/Total loans	1.68%	1.52%	1.16%
Allowance for loan losses/Nonperforming loans	83	84	112

*Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $67.4 billion and $5.0 billion, respectively, at March 31, 2009, compared to $67.5 billion and $5.0 billion, respectively, at December 31, 2008. To further preserve and enhance Comerica’s balance sheet strength in the continuing economic downturn, Comerica reduced the quarterly cash dividend rate to $0.05 per common share in the first quarter 2009, from $0.33 per common share in the fourth quarter 2008. This action enables the retention of nearly $170 million per annum in tangible equity. There were approximately 151 million common shares outstanding at March 31, 2009.  No shares were repurchased in the open market in the first quarter 2009.

Comerica’s tangible common equity ratio was 7.27 percent at March 31, 2009. The estimated Tier 1 common, Tier 1 and total risk-based capital ratios were 7.33 percent, 11.08 percent and 15.39 percent, respectively.

2009 Outlook

•                  Management expects to focus on new and expanding existing relationships.  Management expects subdued loan demand in light of the rapidly contracting domestic economy.

•                  Management expects the net interest margin to expand during the remainder of the year with improved loan pricing and the runoff of higher-cost time deposits and debt.  The target federal funds and short-term LIBOR rates are expected to remain flat for the remainder of 2009.

•                  Based on no significant further deterioration of the economic environment, management expects net credit-related charge-offs for full-year 2009 to be $650 million to $700 million. The provision for credit losses is expected to exceed net charge-offs.

•                  Management expects a mid-single digit decrease in full-year 2009 noninterest expenses, compared to full-year 2008, due to control of discretionary expenses and workforce.

Business Segments

Comerica’s continuing operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management.  The Finance Division also is included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at March 31, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses first quarter 2009 results compared to fourth quarter 2008.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	1st Qtr ’09		4th Qtr ’08		1st Qtr ’08
Business Bank	$56	91%	$53	165%	$62	51%
Retail Bank	(7)	(12)	(34)	(105)	40	33
Wealth & Institutional Management	13	21	13	40	20	16
	62	100%	32	100%	122	100%
Finance	(50)		(37)		(3)
Other*	(3)		25		(10)
Total	$9		$20		$109

* Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

Business Bank

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$312	$329	$329
Provision for loan losses	177	138	146
Noninterest income	93	61	74
Noninterest expenses	157	172	177
Net income	56	53	62

Net credit-related charge-offs	123	101	99

Selected average balances:
Assets	39,505	41,332	42,129
Loans	38,527	40,245	41,219
FSD loans	212	323	802
Deposits	14,040	13,789	15,877
FSD deposits	1,886	2,154	2,988

Net interest margin	3.28%	3.24%	3.21%

•                  Average loans, excluding the Financial Services Division, decreased $1.6 billion, reflecting declines in Middle Market, National Dealer Finance and Global Corporate. Financial Services Division loans decreased $111 million.

•                  Average deposits, excluding the Financial Services Division, increased $519 million, primarily due to an increase in Global Corporate, partially offset by a decline in Middle Market. Financial Services Division deposits decreased $268 million.

•                  The net interest margin of 3.28 percent increased four basis points, primarily due to an increase in loan spreads and an increase in noninterest-bearing deposit balances, partially offset by a decrease in deposit spreads.

•                  The provision for loan losses increased $39 million primarily due to an increase in Middle Market.

•                  Noninterest income increased $32 million, primarily due to a $24 million pre-tax gain on the termination of certain structured lease transactions and increases in services charges on deposits and commercial lending fees.

•                  Noninterest expenses decreased $15 million, primarily due to a decline in allocated corporate overhead expenses, partially due to a decrease in severance-related expenses of support units, and a decrease in Financial Services Division-related customer service expense.

Retail Bank

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$126	$129	$148
Provision for loan losses	23	44	18
Noninterest income	46	49	74
Noninterest expenses	161	180	142
Net income	(7)	(34)	40

Net credit-related charge-offs	26	23	10

Selected average balances:
Assets	6,875	7,007	7,144
Loans	6,284	6,379	6,276
Deposits	17,391	17,065	17,163

Net interest margin	2.93%	3.01%	3.48%

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

•                  Average loans decreased $95 million.

•                  Average deposits increased $326 million, primarily due to an increase in interest-bearing time deposits.

•                  The net interest margin of 2.93 percent declined eight basis points, primarily due to a decrease in loan spreads, partially offset by an increase in noninterest-bearing deposit balances and deposit spreads.

•                  The provision for loan losses decreased $21 million, due to both Small Business and Personal Banking.

•                  Noninterest expenses decreased $19 million, primarily due to decreases in workforce-reduction related salaries and benefits, incentives and allocated corporate overhead, partially due to decreases in severance-related expenses of support units.

Wealth and Institutional Management

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$36	$38	$36
Provision for loan losses	10	13	—
Noninterest income	70	73	75
Noninterest expenses	75	80	79
Net income	13	13	20

Net credit-related charge-offs	8	9	1

Selected average balances:
Assets	4,870	4,879	4,468
Loans	4,750	4,724	4,315
Deposits	2,429	2,255	2,637

Net interest margin	3.11%	3.14%	3.34%

•                  Average deposits increased $174 million, primarily due to an increase in noninterest-bearing transaction accounts.

•                  The net interest margin of 3.11 percent declined three basis points, primarily due to a decline in loan spreads, partially offset by an increase in noninterest-bearing deposit balances.

•                  The provision for loan losses decreased $3 million.

•                  Noninterest income decreased $3 million, primarily due to a decline in fiduciary income.

•                  Noninterest expenses decreased $5 million, primarily due to decreases in workforce-reduction related salaries and benefits, incentives and allocated corporate overhead, in part due to decreases in severance-related expenses of support units, partially offset by the fourth quarter 2008 reversal of $8 million of the auction-rate securities charge taken in the third quarter 2008.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at March 31, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses first quarter 2009 results compared to fourth quarter 2008.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	1st Qtr ’09		4th Qtr ’08		1st Qtr ’08
Midwest	$29	49%	$14	44%	$88	71%
Western	(7)	(11)	2	7	(10)	(8)
Texas	15	23	4	13	20	16
Florida	(6)	(10)	(7)	(22)	(4)	(3)
Other Markets	22	34	15	46	18	15
International	9	15	4	12	10	9
	62	100%	32	100%	122	100%
Finance & Other Businesses*	(53)		(12)		(13)
Total	$9		$20		$109

* Includes discontinued operations and items not directly associated with the geographic markets.

Midwest

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$194	$202	$205
Provision for loan losses	83	59	20
Noninterest income	127	109	136
Noninterest expenses	194	218	185
Net income	29	14	88

Net credit-related charge-offs	54	38	28

Selected average balances:
Assets	19,139	19,942	19,597
Loans	18,267	18,966	18,985
Deposits	16,699	16,204	16,079

Net interest margin	4.30%	4.21%	4.32%

•                 Average loans decreased $699 million, reflecting declines in Middle Market and Global Corporate.

•                 Average deposits increased $495 million, due to increases in Global Corporate and Personal Banking deposits.

•                 The net interest margin of 4.30 percent increased nine basis points, primarily due to an increase in deposit spreads and noninterest-bearing deposit balances.

•                 The provision for loan losses increased $24 million, primarily due to an increase in Middle Market.

•                 Noninterest income increased $18 million, primarily due to a $24 million pre-tax gain on the termination of certain structured lease transactions, partially offset by a $3 million decline in fiduciary income.

•                 Noninterest expenses decreased $24 million, primarily due to decreases in workforce-reduction related salaries and benefits, incentives and allocated corporate overhead, partially due to decreases in severance-related expenses of support units.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

Western Market

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$146	$157	$172
Provision for loan losses	88	70	114
Noninterest income	36	34	33
Noninterest expenses	104	114	108
Net income (loss)	(7)	2	(10)

Net credit-related charge-offs	76	65	66

Selected average balances:
Assets	15,443	16,243	17,287
Loans	15,253	16,032	16,906
FSD loans	212	323	802
Deposits	10,640	10,762	12,849
FSD deposits	1,746	1,969	2,802

Net interest margin	3.91%	3.88%	4.08%

•                  Average loans, excluding the Financial Services Division, decreased $668 million due to declines in National Dealer Services, Middle Market and Commercial Real Estate.  Financial Services Division loans decreased $111 million.

•                  Average deposits, excluding the Financial Services Division, increased $101 million, primarily due to an increase in Private Banking, partially offset by a decrease in Technology and Life Sciences. Financial Services Division deposits decreased $223 million.

•                  The net interest margin of 3.91 percent increased three basis points, partially due to an increase in loan spreads.

•                  The provision for loan losses increased $18 million, primarily due to an increase in Middle Market.

•                  Noninterest expenses decreased $10 million, primarily due to decreases in workforce-reduction related salaries and benefits, incentives, Financial Services Division-related customer service expenses and allocated corporate overhead, partially due to severance-related expenses of support units.

Texas Market

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$70	$72	$74
Provision for loan losses	9	19	8
Noninterest income	21	20	24
Noninterest expenses	58	63	58
Net income	15	4	20

Total net credit-related charge-offs	8	8	5

Selected average balances:
Assets	8,069	8,215	7,932
Loans	7,847	7,974	7,642
Deposits	4,198	4,070	4,005

Net interest margin	3.62%	3.57%	3.84%

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

•                 Average loans decreased $127 million, primarily due to decreases in Middle Market and National Dealer Services.

•                 Average deposits increased $128 million, primarily due to increases in Personal Banking and Global Corporate deposits.

•                 The net interest margin of 3.62 percent increased five basis points, primarily due to an increase in loan spreads and noninterest-bearing deposit balances, partially offset by a decrease in deposit spreads.

•                 The provision for loan losses decreased $10 million, due to Small Business and Energy lending.

•                 Noninterest expenses decreased $5 million, primarily due to decreases in workforce-reduction related salaries and benefits, incentives and allocated corporate overhead, partially due to decreases in severance and related expenses of support units.

Florida Market

(dollar amounts in millions)	1st Qtr ’09	4th Qtr ’08	1st Qtr ’08
Net interest income (FTE)	$11	$11	$11
Provision for loan losses	15	14	12
Noninterest income	3	4	5
Noninterest expenses	8	11	10
Net income (loss)	(6)	(7)	(4)

Net credit-related charge-offs	12	6	10

Selected average balances:
Assets	1,869	1,938	1,891
Loans	1,878	1,942	1,877
Deposits	253	222	362

Net interest margin	2.31%	2.26%	2.56%

•                 Average loans decreased $64 million, primarily due to declines in Middle Market and National Dealer Services.

•                 Average deposits increased $31 million, due to increases in Commercial Real Estate and Private Banking.

•                 The net interest margin of 2.31 percent increased five basis points, primarily due to an increase in deposit spreads, partially offset by a decline in loan spreads.

•                  Noninterest expenses decreased $3 million, primarily due to decreases in workforce-reduction related salaries and benefits, incentives and allocated corporate overhead, partially due to decreases in severance-related expenses of support units.

Conference Call and Webcast

Comerica will host a conference call to review first quarter 2009 financial results at 7 a.m. CT Tuesday, April 21, 2009. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 90513349). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A replay will be available approximately two hours following the conference call through April 30, 2009. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 90513349). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico.

COMERICA REPORTS FIRST QUARTER 2009 RESULTS

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, changes related to the headquarters relocation or to its underlying assumptions, the effects of recently enacted legislation, such as the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, and actions taken by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking  and the Federal Deposit Insurance Corporation, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts  and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Walter Galloway
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS

Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31,	December 31,	March 31,
(in millions, except per share data)	2009	2008	2008
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income (loss)	$(0.16)	$0.02	$0.73
Cash dividends declared	0.05	0.33	0.66
Common shareholders’ equity (at period end)	33.32	33.31	34.93

Average diluted shares (in thousands)	151,353	150,834	150,734
KEY RATIOS
Return on average common shareholders’ equity	(1.90)%	0.19%	8.42%
Return on average assets	0.06	0.12	0.68
Tier 1 common capital ratio *	7.33	7.08	6.75
Tier 1 risk-based capital ratio *	11.08	10.66	7.40
Total risk-based capital ratio *	15.39	14.72	11.06
Leverage ratio *	11.65	11.77	8.82
Tangible common equity ratio	7.27	7.21	7.62
AVERAGE BALANCES
Commercial loans	$27,180	$28,507	$29,178
Real estate construction loans	4,510	4,536	4,811
Commercial mortgage loans	10,431	10,613	10,142
Residential mortgage loans	1,846	1,851	1,916
Consumer loans	2,574	2,639	2,449
Lease financing	1,300	1,359	1,347
International loans	1,715	1,833	2,009
Total loans	49,556	51,338	51,852

Earning assets	61,752	61,134	59,518
Total assets	66,737	65,981	63,927
Noninterest-bearing deposits	11,364	10,575	10,622
Interest-bearing core deposits	22,468	22,523	24,986
Total core deposits	33,832	33,098	35,608
Common shareholders’ equity	5,024	5,206	5,192
Total shareholders’ equity	7,155	6,301	5,192
NET INTEREST INCOME
Net interest income (fully taxable equivalent basis)	$386	$434	$477
Fully taxable equivalent adjustment	2	3	1
Net interest margin	2.53%	2.82%	3.22%
CREDIT QUALITY
Nonaccrual loans	$982	$917	$538
Reduced-rate loans	—	—	—
Total nonperforming loans	982	917	538
Foreclosed property	91	66	22
Total nonperforming assets	1,073	983	560

Loans past due 90 days or more and still accruing	207	125	80

Gross loan charge-offs	161	144	116
Loan recoveries	4	11	6
Net loan charge-offs	157	133	110
Lending-related commitment charge-offs	—	—	—
Total net credit-related charge-offs	157	133	110

Allowance for loan losses	816	770	605
Allowance for credit losses on lending-related commitments	37	38	25
Total allowance for credit losses	853	808	630

Allowance for loan losses as a percentage of total loans	1.68%	1.52%	1.16%
Net loan charge-offs as a percentage of average total loans	1.26	1.04	0.85
Net credit-related charge-offs as a percentage of average total loans	1.26	1.04	0.85
Nonperforming assets as a percentage of total loans and foreclosed property	2.20	1.94	1.07
Allowance for loan losses as a percentage of total nonperforming loans	83	84	112

*March 31, 2009 ratios are estimated

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	March 31,	December 31,	March 31,
(in millions, except share data)	2009	2008	2008

ASSETS
Cash and due from banks	$952	$913	$1,929

Federal funds sold and securities purchased under agreements to resell	—	202	45
Interest-bearing deposits with banks	2,558	2,308	12
Other short-term investments	248	158	344

Investment securities available-for-sale	10,844	9,201	8,563

Commercial loans	26,431	27,999	29,475
Real estate construction loans	4,379	4,477	4,769
Commercial mortgage loans	10,514	10,489	10,359
Residential mortgage loans	1,836	1,852	1,926
Consumer loans	2,577	2,592	2,448
Lease financing	1,232	1,343	1,341
International loans	1,655	1,753	2,034
Total loans	48,624	50,505	52,352
Less allowance for loan losses	(816)	(770)	(605)
Net loans	47,808	49,735	51,747

Premises and equipment	676	683	670
Customers’ liability on acceptances outstanding	10	14	28
Accrued income and other assets	4,274	4,334	3,679
Total assets	$67,370	$67,548	$67,017

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$12,645	$11,701	$12,792

Money market and NOW deposits	12,240	12,437	15,601
Savings deposits	1,328	1,247	1,408
Customer certificates of deposit	8,815	8,807	8,191
Other time deposits	6,372	7,293	7,752
Foreign office time deposits	494	470	1,075
Total interest-bearing deposits	29,249	30,254	34,027
Total deposits	41,894	41,955	46,819

Short-term borrowings	2,207	1,749	2,434
Acceptances outstanding	10	14	28
Accrued expenses and other liabilities	1,464	1,625	1,679
Medium- and long-term debt	14,612	15,053	10,800
Total liabilities	60,187	60,396	61,760

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 3/31/09 and 12/31/08	2,134	2,129	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 3/31/09, 12/31/08 and 3/31/08	894	894	894
Capital surplus	727	722	565
Accumulated other comprehensive loss	(238)	(309)	(67)
Retained earnings	5,252	5,345	5,496
Less cost of common stock in treasury - 27,580,899 shares at 3/31/09, 28,244,967 shares at 12/31/08 and 28,233,996 shares at 3/31/08	(1,586)	(1,629)	(1,631)
Total shareholders’ equity	7,183	7,152	5,257
Total liabilities and shareholders’ equity	$67,370	$67,548	$67,017

CONSOLIDATED STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31,
(in millions, except per share data)	2009	2008

INTEREST INCOME
Interest and fees on loans	$452	$770
Interest on investment securities	109	88
Interest on short-term investments	2	5
Total interest income	563	863

INTEREST EXPENSE
Interest on deposits	125	253
Interest on short-term borrowings	2	29
Interest on medium- and long-term debt	52	105
Total interest expense	179	387
Net interest income	384	476
Provision for loan losses	203	159
Net interest income after provision for loan losses	181	317

NONINTEREST INCOME
Service charges on deposit accounts	58	58
Fiduciary income	42	52
Commercial lending fees	18	16
Letter of credit fees	16	15
Card fees	12	14
Brokerage fees	9	10
Foreign exchange income	9	10
Bank-owned life insurance	8	10
Net securities gains	13	22
Other noninterest income	38	30
Total noninterest income	223	237

NONINTEREST EXPENSES
Salaries	171	200
Employee benefits	55	47
Total salaries and employee benefits	226	247
Net occupancy expense	41	38
Equipment expense	16	15
Outside processing fee expense	25	23
Software expense	20	19
FDIC insurance expense	15	2
Customer services	—	6
Litigation and operational losses (recoveries)	2	(8)
Provision for credit losses on lending-related commitments	(1)	4
Other noninterest expenses	53	57
Total noninterest expenses	397	403
Income from continuing operations before income taxes	7	151
Provision (benefit) for income taxes	(1)	41
Income from continuing operations	8	110
Income (loss) from discontinued operations, net of tax	1	(1)
NET INCOME	9	109
Preferred stock dividends	33	—
Net income (loss) applicable to common stock	$(24)	$109

Basic earnings per common share:
Income (loss) from continuing operations	$(0.16)	$0.73
Net income (loss)	(0.16)	0.73

Diluted earnings per common share:
Income (loss) from continuing operations	(0.16)	0.73
Net income (loss)	(0.16)	0.73

Cash dividends declared on common stock	7	99
Cash dividends declared per common share	0.05	0.66

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

Comerica Incorporated and Subsidiaries

	First	Fourth	Third	Second	First	First Quarter 2009 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Fourth Quarter 2008		First Quarter 2008
(in millions, except per share data)	2009	2008	2008	2008	2008	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$452	$612	$634	$633	$770	$(160)	(26)%	$(318)	(41)%
Interest on investment securities	109	101	99	101	88	8	8	21	24
Interest on short-term investments	2	3	2	3	5	(1)	(32)	(3)	(61)
Total interest income	563	716	735	737	863	(153)	(21)	(300)	(35)

INTEREST EXPENSE
Interest on deposits	125	158	141	182	253	(33)	(21)	(128)	(51)
Interest on short-term borrowings	2	9	30	19	29	(7)	(81)	(27)	(94)
Interest on medium- and long-term debt	52	118	98	94	105	(66)	(56)	(53)	(51)
Total interest expense	179	285	269	295	387	(106)	(37)	(208)	(54)
Net interest income	384	431	466	442	476	(47)	(11)	(92)	(19)
Provision for loan losses	203	192	165	170	159	11	6	44	28
Net interest income after provision for loan losses	181	239	301	272	317	(58)	(24)	(136)	(43)

NONINTEREST INCOME
Service charges on deposit accounts	58	55	57	59	58	3	4	—	—
Fiduciary income	42	47	49	51	52	(5)	(10)	(10)	(19)
Commercial lending fees	18	16	17	20	16	2	12	2	14
Letter of credit fees	16	17	19	18	15	(1)	(11)	1	3
Card fees	12	13	15	16	14	(1)	(12)	(2)	(18)
Brokerage fees	9	12	10	10	10	(3)	(21)	(1)	(14)
Foreign exchange income	9	7	11	12	10	2	24	(1)	(7)
Bank-owned life insurance	8	9	11	8	10	(1)	(6)	(2)	(13)
Net securities gains	13	4	27	14	22	9	N/M	(9)	(40)
Other noninterest income	38	(6)	24	34	30	44	N/M	8	25
Total noninterest income	223	174	240	242	237	49	28	(14)	(6)

NONINTEREST EXPENSES
Salaries	171	187	192	202	200	(16)	(9)	(29)	(14)
Employee benefits	55	53	46	48	47	2	4	8	16
Total salaries and employee benefits	226	240	238	250	247	(14)	(6)	(21)	(9)
Net occupancy expense	41	42	40	36	38	(1)	(1)	3	8
Equipment expense	16	16	15	16	15	—	(4)	1	3
Outside processing fee expense	25	27	26	28	23	(2)	(10)	2	8
Software expense	20	19	18	20	19	1	4	1	5
FDIC insurance expense	15	7	6	2	2	8	N/M	13	N/M
Customer services	—	2	2	3	6	(2)	N/M	(6)	N/M
Litigation and operational losses (recoveries)	2	3	105	3	(8)	(1)	(12)	10	N/M
Provision for credit losses on lending-related commitments	(1)	(2)	9	7	4	1	55	(5)	N/M
Other noninterest expenses	53	57	55	58	57	(4)	(7)	(4)	(6)
Total noninterest expenses	397	411	514	423	403	(14)	(3)	(6)	(2)
Income from continuing operations before income taxes	7	2	27	91	151	5	N/M	(144)	(95)
Provision (benefit) for income taxes	(1)	(17)	—	35	41	16	92	(42)	N/M
Income from continuing operations	8	19	27	56	110	(11)	(56)	(102)	(92)
Income (loss) from discontinued operations, net of tax	1	1	1	—	(1)	—	69	2	N/M
NET INCOME	9	20	28	56	109	(11)	(52)	(100)	(91)
Preferred stock dividends	33	17	—	—	—	16	93	33	N/M
Net income (loss) applicable to common stock	$(24)	$3	$28	$56	$109	$(27)	N/M %	$(133)	N/M %

Basic earnings per common share:
Income (loss) from continuing operations	$(0.16)	$0.01	$0.18	$0.37	$0.73	$(0.17)	N/M %	$(0.89)	N/M %
Net income (loss)	(0.16)	0.02	0.19	0.37	0.73	(0.18)	N/M	(0.89)	N/M

Diluted earnings per common share:
Income (loss) from continuing operations	(0.16)	0.01	0.18	0.37	0.73	(0.17)	N/M	(0.89)	N/M
Net income (loss)	(0.16)	0.02	0.19	0.37	0.73	(0.18)	N/M	(0.89)	N/M

Cash dividends declared on common stock	7	50	99	100	99	(43)	(85)	(92)	(92)
Cash dividends declared per common share	0.05	0.33	0.66	0.66	0.66	(0.28)	(85)	(0.61)	(92)

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

Comerica Incorporated and Subsidiaries

	2009	2008
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$770	$712	$663	$605	$557

Loan charge-offs:
Commercial	61	66	48	36	33
Real estate construction:
Commercial Real Estate business line	57	35	40	57	52
Other business lines	—	—	—	—	1
Total real estate construction	57	35	40	57	53
Commercial mortgage:
Commercial Real Estate business line	16	21	17	14	20
Other business lines	18	8	11	7	2
Total commercial mortgage	34	29	28	21	22
Residential mortgage	2	5	1	1	—
Consumer	6	7	5	3	7
Lease financing	—	1	—	—	—
International	1	1	—	—	1
Total loan charge-offs	161	144	122	118	116

Recoveries on loans previously charged-off:
Commercial	3	6	3	5	3
Real estate construction	—	1	1	—	1
Commercial mortgage	—	2	—	1	1
Residential mortgage	—	—	—	—	—
Consumer	1	1	1	—	1
Lease financing	—	—	1	—	—
International	—	1	—	—	—
Total recoveries	4	11	6	6	6
Net loan charge-offs	157	133	116	112	110
Provision for loan losses	203	192	165	170	159
Foreign currency translation adjustment	—	(1)	—	—	(1)
Balance at end of period	$816	$770	$712	$663	$605

Allowance for loan losses as a percentage of total loans	1.68%	1.52%	1.38%	1.28%	1.16

Net loan charge-offs as a percentage of average total loans	1.26	1.04	0.90	0.86	0.85

Net credit-related charge-offs as a percentage of average total loans	1.26	1.04	0.90	0.86	0.85

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS

Comerica Incorporated and Subsidiaries

	2009	2008
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$38	$40	$31	$25	$21
Less: Charge-offs on lending-related commitments (1)	—	—	—	1	—
Add: Provision for credit losses on lending-related commitments	(1)	(2)	9	7	4
Balance at end of period	$37	$38	$40	$31	$25

Unfunded lending-related commitments sold	$—	$—	$—	$2	$3

(1) Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS

Comerica Incorporated and Subsidiaries

	2009	2008
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Commercial	$258	$205	$206	$155	$87
Real estate construction:
Commercial Real Estate business line	426	429	386	322	271
Other business lines	5	5	5	4	4
Total real estate construction	431	434	391	326	275
Commercial mortgage:
Commercial Real Estate business line	131	132	137	143	105
Other business lines	138	130	114	95	64
Total commercial mortgage	269	262	251	238	169
Residential mortgage	8	7	8	4	1
Consumer	8	6	4	5	3
Lease financing	2	1	—	—	—
International	6	2	3	3	3
Total nonaccrual loans	982	917	863	731	538
Reduced-rate loans	—	—	—	—	—
Total nonperforming loans	982	917	863	731	538
Foreclosed property	91	66	18	17	22
Total nonperforming assets	$1,073	$983	$881	$748	$560

Nonperforming loans as a percentage of total loans	2.02%	1.82%	1.67%	1.41%	1.03%
Nonperforming assets as a percentage of total loans and foreclosed property	2.20	1.94	1.71	1.44	1.07
Allowance for loan losses as a percentage of total nonperforming loans	83	84	82	91	112
Loans past due 90 days or more and still accruing	$207	$125	$97	$112	$80

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$917	$863	$731	$538	$391
Loans transferred to nonaccrual (1)	241	258	280	304	281
Nonaccrual business loan gross charge-offs (2)	(153)	(132)	(116)	(113)	(108)
Loans transferred to accrual status (1)	(4)	(11)	—	—	—
Nonaccrual business loans sold (3)	(3)	(14)	(18)	—	(15)
Payments/Other (4)	(16)	(47)	(14)	2	(11)
Nonaccrual loans at end of period	$982	$917	$863	$731	$538

(1)	Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(2)	Analysis of gross loan charge-offs:

	Nonaccrual business loans	$153	$132	$116	$113	$108
	Performing watch list loans	—	—	—	1	1
	Consumer and residential mortgage loans	8	12	6	4	7
	Total gross loan charge-offs	$161	$144	$122	$118	$116
(3)	Analysis of loans sold:

	Nonaccrual business loans	$3	$14	$18	$—	$15
	Performing watch list loans	—	—	3	7	6
	Total loans sold	$3	$14	$21	$7	$21
(4)

Includes net changes related to nonaccrual loans with balances less than $2 million, payments on non-accrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31, 2009			December 31, 2008			March 31, 2008
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans (1) (2)	$27,180	$228	3.39%	$28,507	$334	4.65%	$29,178	$429	5.93%
Real estate construction loans	4,510	33	2.99	4,536	46	4.08	4,811	71	5.92
Commercial mortgage loans	10,431	109	4.22	10,613	138	5.17	10,142	159	6.29
Residential mortgage loans	1,846	26	5.66	1,851	27	5.80	1,916	29	6.01
Consumer loans	2,574	24	3.79	2,639	30	4.49	2,449	37	6.02
Lease financing	1,300	9	2.82	1,359	12	3.63	1,347	11	3.22
International loans	1,715	16	3.85	1,833	22	4.78	2,009	30	6.01
Business loan swap income	—	8	—	—	5	—	—	5	—
Total loans (2)	49,556	453	3.70	51,338	614	4.76	51,852	771	5.98

Auction-rate securities available-for-sale	1,108	5	1.71	769	6	2.95	—	—	—
Other investment securities available-for-sale	9,018	105	4.82	7,965	96	4.86	7,222	88	4.93
Total investment securities available-for-sale	10,126	110	4.46	8,734	102	4.69	7,222	88	4.93

Federal funds sold and securities purchased under agreements to resell	57	—	0.32	75	—	0.83	80	1	3.28
Interest-bearing deposits with banks	1,848	1	0.23	811	1	0.50	19	—	2.79
Other short-term investments	165	1	1.67	176	2	3.59	345	4	4.43
Total earning assets	61,752	565	3.71	61,134	719	4.68	59,518	864	5.84

Cash and due from banks	950			1,056			1,240
Allowance for loan losses	(832)			(780)			(596)
Accrued income and other assets	4,867			4,571			3,765
Total assets	$66,737			$65,981			$63,927

Money market and NOW deposits (1)	$12,334	19	0.63	$12,670	37	1.16	$15,341	79	2.06
Savings deposits	1,278	1	0.18	1,264	1	0.29	1,359	2	0.64
Customer certificates of deposit	8,856	58	2.67	8,589	63	2.91	8,286	84	4.07
Total interest-bearing core deposits	22,468	78	1.41	22,523	101	1.78	24,986	165	2.65
Other time deposits	6,280	46	3.01	6,702	56	3.35	7,257	77	4.28
Foreign office time deposits	670	1	0.42	516	1	0.81	1,197	11	3.81
Total interest-bearing deposits	29,418	125	1.73	29,741	158	2.12	33,440	253	3.05

Short-term borrowings	2,362	2	0.29	2,808	9	1.27	3,497	29	3.28
Medium- and long-term debt	14,924	52	1.40	15,016	118	3.14	9,856	105	4.27
Total interest-bearing sources	46,704	179	1.55	47,565	285	2.39	46,793	387	3.32

Noninterest-bearing deposits (1)	11,364			10,575			10,622
Accrued expenses and other liabilities	1,514			1,540			1,320
Total shareholders’ equity	7,155			6,301			5,192
Total liabilities and shareholders’ equity	$66,737			$65,981			$63,927

Net interest income/rate spread (FTE)		$386	2.16		$434	2.29		$477	2.52

FTE adjustment		$2			$3			$1

Impact of net noninterest-bearing sources of funds			0.37			0.53			0.70
Net interest margin (as a percentage of average earning assets) (FTE) (2)			2.53%			2.82%			3.22%

(1)	FSD balances included above:
	Loans (primarily low-rate)	$212	$1	1.97%	$323	$1	1.60%	$802	$2	1.12%
	Interest-bearing deposits	617	1	0.61	834	3	1.55	1,094	8	2.77
	Noninterest-bearing deposits	1,269			1,320			1,894
(2)	Impact of FSD loans (primarily low-rate) on the following:
	Commercial loans			(0.01)%			(0.03)%			(0.13)%
	Total loans			(0.01)			(0.02)			(0.08)
	Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			(0.01)			—			(0.03)

CONSOLIDATED STATISTICAL DATA

Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(in millions, except per share data)	2009	2008	2008	2008	2008

Commercial loans:
Floor plan	$1,763	$2,341	$2,151	$2,645	$2,913
Other	24,668	25,658	26,453	26,118	26,562
Total commercial loans	26,431	27,999	28,604	28,763	29,475
Real estate construction loans:
Commercial Real Estate business line	3,711	3,831	3,937	4,013	3,990
Other business lines	668	646	628	671	656
Total real estate construction loans	4,379	4,477	4,565	4,684	4,646
Commercial mortgage loans:
Commercial Real Estate business line	1,659	1,619	1,668	1,620	1,541
Other business lines	8,855	8,870	8,920	8,884	8,941
Total commercial mortgage loans	10,514	10,489	10,588	10,504	10,482
Residential mortgage loans	1,836	1,852	1,863	1,879	1,926
Consumer loans:
Home equity	1,791	1,781	1,693	1,649	1,619
Other consumer	786	811	951	945	829
Total consumer loans	2,577	2,592	2,644	2,594	2,448
Lease financing	1,232	1,343	1,360	1,351	1,341
International loans	1,655	1,753	1,931	1,976	2,034
Total loans	$48,624	$50,505	$51,555	$51,751	$52,352

Goodwill	$150	$150	$150	$150	$150
Loan servicing rights	10	11	12	12	12

Tier 1 common capital ratio*	7.33%	7.08%	6.67%	6.79%	6.75%
Tier 1 risk-based capital ratio*	11.08	10.66	7.32	7.45	7.40
Total risk-based capital ratio *	15.39	14.72	11.19	11.21	11.06
Leverage ratio*	11.65	11.77	8.57	8.53	8.82
Tangible common equity ratio	7.27	7.21	7.60	7.47	7.62

Book value per common share	$33.32	$33.31	$33.89	$33.78	$34.93
Market value per share for the quarter:
High	$21.20	$37.01	$43.99	$40.62	$45.19
Low	11.72	15.05	19.31	25.61	34.51
Close	18.31	19.85	32.79	25.63	35.08

Quarterly ratios:
Return on average common shareholders’ equity	(1.90)%	0.19%	2.25%	4.25%	8.42%
Return on average assets	0.06	0.12	0.18	0.33	0.68
Efficiency ratio	66.61	68.19	75.53	63.02	58.25

Number of banking centers	440	439	424	416	420

Number of employees - full time equivalent	9,696	10,186	10,347	10,530	10,643

* March 31, 2009 ratios are estimated

PARENT COMPANY ONLY BALANCE SHEETS

Comerica Incorporated

	March 31,	December 31,	March 31,
(in millions, except share data)	2009	2008	2008

ASSETS
Cash and due from subsidiary bank	$15	$11	$119
Short-term investments with subsidiary bank	2,229	2,329	120
Other short-term investments	75	80	103
Investment in subsidiaries, principally banks	5,780	5,690	5,965
Premises and equipment	4	5	3
Other assets	216	210	187
Total assets	$8,319	$8,325	$6,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$999	$1,002	$981
Other liabilities	137	171	259
Total liabilities	1,136	1,173	1,240

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 3/31/09 and 12/31/08	2,134	2,129	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 03/31/09, 12/31/08 and 03/31/08	894	894	894
Capital surplus	727	722	565
Accumulated other comprehensive loss	(238)	(309)	(67)
Retained earnings	5,252	5,345	5,496
Less cost of common stock in treasury - 27,580,899 shares at 3/31/09, 28,244,967 shares at 12/31/08 and 28,233,996 shares at 3/31/08	(1,586)	(1,629)	(1,631)
Total shareholders’ equity	7,183	7,152	5,257
Total liabilities and shareholders’ equity	$8,319	$8,325	$6,497

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Comerica Incorporated and Subsidiaries

					Accumulated
	Nonredeemable	Common Stock			Other			Total
	Preferred	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders’
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT JANUARY 1, 2008	$—	150.0	$894	$564	$(177)	$5,497	$(1,661)	$5,117
Net income	—	—	—	—	—	109	—	109
Other comprehensive income, net of tax	—	—	—	—	110	—	—	110
Total comprehensive income								219
Cash dividends declared on common stock ($0.66 per share)	—	—	—	—	—	(99)	—	(99)
Net issuance of common stock under employee stock plans	—	0.5	—	(20)	—	(11)	31	—
Share-based compensation	—	—	—	20	—	—	—	20
Employee deferred compensation obligations	—	—	—	1	—	—	(1)	—
BALANCE AT MARCH 31, 2008	$—	150.5	$894	$565	$(67)	$5,496	$(1,631)	$5,257
BALANCE AT JANUARY 1, 2009	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152
Net income	—	—	—	—	—	9	—	9
Other comprehensive income, net of tax	—	—	—	—	71	—	—	71
Total comprehensive income								80
Cash dividends declared on preferred stock	—	—	—	—	—	(57)	—	(57)
Cash dividends declared on common stock ($0.05 per share)	—	—	—	—	—	(7)	—	(7)
Accretion of discount on preferred stock	5	—	—	—	—	(5)	—	—
Net issuance of common stock under employee stock plans	—	0.7	—	(12)	—	(33)	43	(2)
Share-based compensation	—	—	—	11	—	—	—	11
Other	—	—	—	6	—	—	—	6
BALANCE AT MARCH 31, 2009	$2,134	151.2	$894	$727	$(238)	$5,252	$(1,586)	$7,183

BUSINESS SEGMENT FINANCIAL RESULTS

Comerica Incorporated and Subsidiaries

			Wealth &
(dollar amounts in millions)	Business	Retail	Institutional
Three Months Ended March 31, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$312	$126	$36	$(99)	$11	$386
Provision for loan losses	177	23	10	—	(7)	203
Noninterest income	93	46	70	20	(6)	223
Noninterest expenses	157	161	75	4	—	397
Provision (benefit) for income taxes (FTE)	15	(5)	8	(33)	16	1
Income from discontinued operations, net of tax	—	—	—	—	1	1
Net income (loss)	$56	$(7)	$13	$(50)	$(3)	$9
Net credit-related charge-offs	$123	$26	$8	$—	$—	$157

Selected average balances:
Assets	$39,505	$6,875	$4,870	$12,703	$2,784	$66,737
Loans	38,527	6,284	4,750	(4)	(1)	49,556
Deposits	14,040	17,391	2,429	6,786	136	40,782
Liabilities	14,372	17,366	2,418	24,915	511	59,582
Attributed equity	3,346	658	340	1,177	1,634	7,155

Statistical data:
Return on average assets (1)	0.57%	(0.16)%	1.10%	N/M	N/M	0.06%
Return on average attributed equity	6.78	(4.48)	15.80	N/M	N/M	(1.90)
Net interest margin (2)	3.28	2.93	3.11	N/M	N/M	2.53
Efficiency ratio	38.55	94.01	74.09	N/M	N/M	66.61

			Wealth &
	Business	Retail	Institutional
Three Months Ended December 31, 2008	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$329	$129	$38	$(66)	$4	$434
Provision for loan losses	138	44	13	—	(3)	192
Noninterest income	61	49	73	13	(22)	174
Noninterest expenses	172	180	80	3	(24)	411
Provision (benefit) for income taxes (FTE)	27	(12)	5	(19)	(15)	(14)
Income from discontinued operations, net of tax	—	—	—	—	1	1
Net income (loss)	$53	$(34)	$13	$(37)	$25	$20
Net credit-related charge-offs	$101	$23	$9	$—	$—	$133

Selected average balances:
Assets	$41,332	$7,007	$4,879	$10,959	$1,804	$65,981
Loans	40,245	6,379	4,724	(4)	(6)	51,338
Deposits	13,789	17,065	2,255	6,892	315	40,316
Liabilities	14,367	17,053	2,300	25,220	740	59,680
Attributed equity	3,337	665	341	979	979	6,301

Statistical data:
Return on average assets (1)	0.51%	(0.76)%	1.05%	N/M	N/M	0.12%
Return on average attributed equity	6.33	(20.18)	15.03	N/M	N/M	0.19
Net interest margin (2)	3.24	3.01	3.14	N/M	N/M	2.82
Efficiency ratio	44.15	100.79	75.73	N/M	N/M	68.19

			Wealth &
	Business	Retail	Institutional
Three Months Ended March 31, 2008	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$329	$148	$36	$(26)	$(10)	$477
Provision for loan losses	146	18	—	—	(5)	159
Noninterest income	74	74	75	18	(4)	237
Noninterest expenses	177	142	79	3	2	403
Provision (benefit) for income taxes (FTE)	18	22	12	(8)	(2)	42
Income from discontinued operations, net of tax	—	—	—	—	(1)	(1)
Net income (loss)	$62	$40	$20	$(3)	$(10)	$109
Net credit-related charge-offs	$99	$10	$1	$—	$—	$110

Selected average balances:
Assets	$42,129	$7,144	$4,468	$8,645	$1,541	$63,927
Loans	41,219	6,276	4,315	5	37	51,852
Deposits	15,877	17,163	2,637	8,142	243	44,062
Liabilities	16,686	17,171	2,646	21,636	596	58,735
Attributed equity	3,168	725	331	903	65	5,192

Statistical data:
Return on average assets (1)	0.59%	0.89%	1.79%	N/M	N/M	0.68%
Return on average attributed equity	7.83	22.00	24.10	N/M	N/M	8.42
Net interest margin (2)	3.21	3.48	3.34	N/M	N/M	3.22
Efficiency ratio	44.05	70.99	70.95	N/M	N/M	58.25

(1) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(2) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE — Fully Taxable Equivalent

N/M — Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended March 31, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$194	$146	$70	$11	$39	$14	$(88)	$386
Provision for loan losses	83	88	9	15	15	—	(7)	203
Noninterest income	127	36	21	3	14	8	14	223
Noninterest expenses	194	104	58	8	21	8	4	397
Provision (benefit) for income taxes (FTE)	15	(3)	9	(3)	(5)	5	(17)	1
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1
Net income (loss)	$29	$(7)	$15	$(6)	$22	$9	$(53)	$9
Net credit-related charge-offs	$54	$76	$8	$12	$6	$1	$—	$157

Selected average balances:
Assets	$19,139	$15,443	$8,069	$1,869	$4,553	$2,177	$15,487	$66,737
Loans	18,267	15,253	7,847	1,878	4,246	2,070	(5)	49,556
Deposits	16,699	10,640	4,198	253	1,357	713	6,922	40,782
Liabilities	17,014	10,571	4,211	245	1,413	702	25,426	59,582
Attributed equity	1,604	1,375	680	152	383	150	2,811	7,155

Statistical data:
Return on average assets (1)	0.63%	(0.18)%	0.72%	(1.29)%	1.89%	1.69%	N/M	0.06%
Return on average attributed equity	7.57	(1.98)	8.54	(15.87)	22.45	24.55	N/M	(1.90)
Net interest margin (2)	4.30	3.91	3.62	2.31	3.65	2.74	N/M	2.53
Efficiency ratio	59.91	57.17	64.45	61.06	44.70	33.86	N/M	66.61

							Finance
					Other		& Other
Three Months Ended December 31, 2008	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$202	$157	$72	$11	$38	$16	$(62)	$434
Provision for loan losses	59	70	19	14	27	6	(3)	192
Noninterest income	109	34	20	4	9	7	(9)	174
Noninterest expenses	218	114	63	11	16	10	(21)	411
Provision (benefit) for income taxes (FTE)	20	5	6	(3)	(11)	3	(34)	(14)
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1
Net income (loss)	$14	$2	$4	$(7)	$15	$4	$(12)	$20
Net credit-related charge-offs	$38	$65	$8	$6	$16	$—	$—	$133

Selected average balances:
Assets	$19,942	$16,243	$8,215	$1,938	$4,612	$2,268	$12,763	$65,981
Loans	18,966	16,032	7,974	1,942	4,248	2,186	(10)	51,338
Deposits	16,204	10,762	4,070	222	1,206	645	7,207	40,316
Liabilities	16,733	10,716	4,090	216	1,330	635	25,960	59,680
Attributed equity	1,613	1,381	650	146	405	148	1,958	6,301

Statistical data:
Return on average assets (1)	0.28%	0.05%	0.20%	(1.46)%	1.30%	0.69%	N/M	0.12%
Return on average attributed equity	3.47	0.63	2.49	(19.46)	14.86	10.62	N/M	0.19
Net interest margin (2)	4.21	3.88	3.57	2.26	3.55	2.83	N/M	2.82
Efficiency ratio	70.37	59.54	68.41	72.81	37.57	43.36	N/M	68.19

							Finance
					Other		& Other
Three Months Ended March 31, 2008	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$205	$172	$74	$11	$36	$15	$(36)	$477
Provision for loan losses	20	114	8	12	13	(3)	(5)	159
Noninterest income	136	33	24	5	17	8	14	237
Noninterest expenses	185	108	58	10	27	10	5	403
Provision (benefit) for income taxes (FTE)	48	(7)	12	(2)	(5)	6	(10)	42
Income from discontinued operations, net of tax	—	—	—	—	—	—	(1)	(1)
Net income (loss)	$88	$(10)	$20	$(4)	$18	$10	$(13)	$109
Net credit-related charge-offs	$28	$66	$5	$10	$—	$1	$—	$110

Selected average balances:
Assets	$19,597	$17,287	$7,932	$1,891	$4,692	$2,342	$10,186	$63,927
Loans	18,985	16,906	7,642	1,877	4,185	2,215	42	51,852
Deposits	16,079	12,849	4,005	362	1,582	800	8,385	44,062
Liabilities	16,768	12,849	4,022	358	1,690	816	22,232	58,735
Attributed equity	1,663	1,271	619	125	384	162	968	5,192

Statistical data:
Return on average assets (1)	1.78%	(0.24)%	1.00%	(0.75)%	1.55%	1.78%	N/M	0.68%
Return on average attributed equity	20.93	(3.20)	12.88	(11.34)	18.93	25.73	N/M	8.42
Net interest margin (2)	4.32	4.08	3.84	2.56	3.39	2.71	N/M	3.22
Efficiency ratio	57.32	53.04	61.28	60.82	51.54	43.60	N/M	58.25

(1) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(2) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE — Fully Taxable Equivalent

N/M — Not Meaningful